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                                                                     Exhibit 5.1
                              September 13, 1999

The Board of Directors
Gart Sports Company
1001 Lincoln
Denver, CO 80203

     At your request, I have examined the Registration Statement on Form S-8/S-3 (the "Registration Statement") filed today with the Securities and Exchange Commission by Gart Sports Company, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,941,773 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, to be issued under the Plans (as defined in the Registration Statement).

     In connection with this opinion, I have examined such documents, certificates, instruments and other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. Additionally, I have examined such questions of law and fact as have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, it is my opinion that all of the Shares have been duly authorized, and when issued and delivered in accordance the terms of the appropriate Plan, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   GART SPORTS COMPANY


                                   /s/ Nesa E. Hassanein
                                   Nesa E. Hassanein
                                   General Counsel